AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1996
                                                    REGISTRATION NO. 333-______


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                                 PACIFICORP
           (Exact name of registrant as specified in its charter)

               Oregon                                  93-0246090
   (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)                 Identification No.)

                              700 NE Multnomah
                                 Suite 1600
                        Portland, Oregon 97232-4116
                               (503) 731-2000
                     (Address, including zip code, and
                   telephone number, including area code,
                    of registrant's principal executive
                                  offices)

                             Richard T. O'Brien
             Senior Vice President and Chief Financial Officer
                              700 NE Multnomah
                                 Suite 1600
                        Portland, Oregon 97232-4116
                               (503) 731-2000
             (Name, address, including zip code, and telephone
             number, including area code, of agent for service)

    It is respectfully requested that the Commission send copies of all notices, orders and communications to:

        Stoel Rives LLP                    Winthrop, Stimson, Putnam & Roberts
  700 NE Multnomah, Suite 950                    One Battery Park Plaza
  Portland, Oregon  97232-4109               New York, New York 10004-1490
 Attention of John M. Schweitzer           Attention of C. Payson Coleman, Jr.
        (503) 872-4821                               (212) 858-1426

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check
the following box. /   /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of
the earlier effective registration statement for the same offering. /   /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. /   /

      If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. /   /

                              ---------------

                      CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------------------
                                                                                         Proposed
                                                                     Proposed             maximum
         Title of each                             Amount             maximum            aggregate        Amount of
      class of securities                           to be          offering price        offering       registration
       to be registered                       registered(1)(2)       per unit(1)        price(1)(2)        fee(3)
- --------------------------------------------------------------------------------------------------------------------
Common Stock; No Par Serial Preferred
Stock; First Mortgage Bonds; and
Unsecured Debt Securities                            ---                 ---            $853,491,250      $294,308(4)
- --------------------------------------------------------------------------------------------------------------------

(1) The amount to be registered, the proposed maximum offering price per unit and the proposed maximum aggregate offering price for each class of securities being registered have been omitted in accordance with General Instruction II.D of Form S-3.

(2) In no event will the aggregate initial offering price (excluding accrued interest) of the securities issued under this Registration Statement exceed $853,491,250.

(3) The amount of the registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.

(4) An aggregate of $146,508,750 of Common Stock and First Mortgage Bonds is being carried forward from registration statement No. 33-51163, as to which securities a registration fee of $50,520 was previously paid with such registration statement.

                       ------------------------------

      Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and registration statement No. 33-51163.

                       ------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                 Subject to Completion, Dated July 29, 1996

                               $1,000,000,000

                                 PACIFICORP

                                COMMON STOCK
                       NO PAR SERIAL PREFERRED STOCK
                            FIRST MORTGAGE BONDS
                         UNSECURED DEBT SECURITIES


      PacifiCorp, an Oregon corporation (the "Company"), may from time to time offer (i) shares of its Common Stock ("Additional Common Stock"), (ii) shares of its No Par Serial Preferred Stock ("Additional Preferred Stock"),
(iii) First Mortgage Bonds ("Additional Bonds") and (iv) other debt securities, including unsecured debt securities that are subordinated to other debt of the Company ("Unsecured Debt Securities"), all at prices and on terms to be determined at the time of sale. Additional Common Stock, Additional Preferred Stock, Additional Bonds and Unsecured Debt Securities (collectively, the "Securities") may be issued in one or more issuances or series and the aggregate initial offering price thereof will not exceed $1,000,000,000, of which no more than an aggregate of $853,491,250 may consist of Additional Preferred Stock and Unsecured Debt Securities.

      This Prospectus will be supplemented by a prospectus supplement or supplements (each, a "Prospectus Supplement" that will set forth: (i) in the case of any Additional Common Stock, the number of shares of such Common Stock, their purchase price, the initial public offering price or prices and other specific terms of such Common Stock in respect of which this Prospectus is being delivered; (ii) in the case of any Additional Preferred Stock, the number of shares of such Preferred Stock, their purchase price, the initial public offering price or prices, dividend rights and restrictions, voting rights and redemption or conversion provisions, if any, and other specific terms of such Preferred Stock in respect of which this Prospectus is being delivered; (iii) in the case of any Additional Bonds, the form in which such Bonds are to be issued, their aggregate principal amount, rate or rates and times of payment of interest, maturity or maturities, the initial public offering price or prices, redemption or repurchase provisions, if any, and other specific terms of such Bonds in respect of which this Prospectus is being delivered; and (iv) in the case of any Unsecured Debt Securities, their aggregate principal amount, rate of interest, maturity, the initial public offering price or prices, redemption provisions, if any, and other specific terms of such Unsecured Debt Securities in respect of which this Prospectus is being delivered. See "Description of Capital Stock," "Description of Additional Bonds" and "Description of Unsecured Debt Securities" herein.

      The Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") (Symbol:
PPW). The Additional Common Stock will be listed, subject to notice of issuance, on those exchanges. The $1.98 No Par Serial Preferred Stock, Series 1992 (the "Series 1992 Preferred Stock") of the Company is listed on the NYSE (Symbol: PPW E). No other class or series of Preferred Stock of the Company is listed on any exchange, although the Preferred Securities, Series A of PacifiCorp Capital I, a Delaware business trust, all of the common securities of which are owned by the Company, are listed on the NYSE (Symbol: PPW PrA). The Junior Subordinated Deferrable Interest Debentures, Series A and Series B of the Company (the "Series A Debentures" and the "Series B Debentures," respectively) are also listed on the NYSE (Symbols:
PCQ and PCX, respectively).

      The Securities may be sold directly by the Company, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement.

                 -----------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 -----------------------------------------

      This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement relating to the Securities offered.

               THE DATE OF THIS PROSPECTUS IS JULY ___, 1996

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE CLASSES OR SERIES OF SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE APPLICABLE EXCHANGES, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                 -----------------------------------------

                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 10549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company at http ://www.sec.gov. The Common Stock of the Company is listed on the NYSE and the PSE. The Series 1992 Preferred Stock, the Series A Debentures and the Series B Debentures are also listed on the NYSE. Reports, proxy statements and other information concerning the Company can be inspected at their respective offices: New York Stock Exchange, 20 Broad Street, New York, New York 10005 and Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

      This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the Securities offered hereby.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

      (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A dated June 24, 1996;

      (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

      (3) The Company's Current Reports on Form 8-K dated January 16, 1996 and February 12, 1996.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"; provided, however, that all documents subsequently filed by the Company pursuant to
Section 13 or 14 of the Exchange Act in each year during which the offering made by this Prospectus is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

      Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO PACIFICORP, 700 NE MULTNOMAH, SUITE 1600, PORTLAND, OREGON 97232, ATTENTION: RICHARD T. O'BRIEN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER (503) 731-2000. THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

      NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS OR THE DATE OF THE LATEST PROSPECTUS SUPPLEMENT, AS THE CASE MAY BE.

                                THE COMPANY

      The Company is an electric utility headquartered in Portland, Oregon that conducts a retail electric utility business through Pacific Power & Light Company and Utah Power & Light Company, and engages in power production and sales on a wholesale basis under the name PacifiCorp. The Company is the indirect owner, through PacifiCorp Holdings, Inc. (a wholly-owned subsidiary), of 100% of each of Powercor Australia Limited ("Powercor"), an Australian electric distribution company, and Pacific Telecom, Inc. ("Pacific Telecom"), a leading provider of local telephone exchange service to rural and suburban markets.

      The Company furnishes electric service to approximately 1,300,000 customers in portions of seven western states: California, Idaho, Montana, Oregon, Utah, Washington and Wyoming. Powercor serves approximately 540,000 customers in suburban Melbourne and the western and central regions of the State of Victoria in southeast Australia. Pacific Telecom, through its subsidiaries, provides local telephone service and access to the long-distance network in Alaska, seven other western states and three Midwestern states, provides cellular mobile telephone services in six states and is engaged in sales of capacity in and operation of a submarine fiber optic cable between the United States and Japan. PacifiCorp Holdings, Inc. also has interests in the independent power and cogeneration business through its wholly-owned subsidiary, Pacific Generation Company, and continues to liquidate portions of the loan, leasing and real estate investment portfolio of its wholly-owned subsidiary, PacifiCorp Financial Services, Inc. ("PFS"). PFS expects to retain only its tax advantaged investments in leveraged lease assets (primarily aircraft) and affordable housing, and is limiting its pursuit of tax-advantaged investment opportunities to affordable housing.

      The principal executive offices of the Company are located at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232; the telephone number is
(503) 731-2000.

                              USE OF PROCEEDS

      Unless otherwise indicated in a Prospectus Supplement, the net proceeds to be received by the Company from the issuance and sale of the Securities will initially become part of the general funds of the Company and will be used to repay all or a portion of the Company's short-term borrowings outstanding at the time of issuance of the Securities or may be applied to utility asset purchases, new construction or other corporate purposes, including the refunding of long-term debt. Reference is made to the Incorporated Documents with respect to the Company's capital requirements and its general financing plans.

                        DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of three classes of preferred stock ("Preferred Stock"): 126,533 shares of 5% Preferred Stock of the stated value of $100 per share ("5% Preferred Stock"), 3,500,000 shares of Serial Preferred Stock of the stated value of $100 per share ("Serial Preferred Stock") and 16,000,000 shares of No Par Serial Preferred Stock ("No Par Serial Preferred Stock"); and 750,000,000 shares of Common Stock ("Common Stock").

      Following is a brief summary of the relative rights and preferences of the various classes of the Company's capital stock, which does not purport to be complete. For a complete description of the relative rights and preferences of the various classes of the Company's capital stock, reference is made to Article III of the Company's Second Restated Articles of Incorporation, as amended (the "Articles"), a copy of which is an exhibit to the Registration Statement.

      GENERAL. The Company's Articles provide that Serial Preferred Stock and No Par Serial Preferred Stock each may be issued in one or more series and that all such series of each such class, respectively, shall constitute one and the same class of stock, shall be of equal rank and shall be identical in all respects except as to the designation thereof and except that each series may vary, as fixed and determined by the Company's Board of Directors at the time of its creation and expressed in a resolution, as to (a) the dividend rate or rates, which may be subject to adjustment, (b) the date or dates from which dividends shall be cumulative, (c) the dividend payment dates, (d) the amount to be paid upon redemption, if redeemable, or in the event of voluntary liquidation, dissolution or winding up of the Company, (e) the rights of conversion, if any, into shares of Common Stock and the terms and conditions of any such conversion,
(f) provisions, if any, for the redemption or purchase of shares, which may be at the option of the Company or upon the happening of a specified event or events, including the times, prices or rates, which may be subject to adjustment, and (g) with respect to the No Par Serial Preferred Stock, voting rights.

      The specific terms of the series of Additional Preferred Stock to which this Prospectus relates, including the dividend rate (or, if the rate is not fixed, the method of determining the dividend rate) and restrictions, the liquidation preference per share, the voting rights for shares of such series, redemption or conversion provisions, if any, and other specific terms of such series, will be set forth in a Prospectus Supplement.

      DIVIDENDS. Each class of Preferred Stock is entitled, pari passu with each other class and in preference to the Common Stock, to accumulate dividends at the rate or rates, which may be subject to adjustment, determined in accordance with the Articles at the time of creation of each series. Subject to the prior rights of each class of Preferred Stock (and to the rights of any other classes of preferred stock hereafter authorized), the Common Stock alone is entitled to all dividends other than those payable in respect of each class of Preferred Stock.

      For certain restrictions on the payment of dividends, reference is made to the notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-K incorporated by reference herein and to "Description of Additional Bonds--Dividend Restrictions" herein.

      LIQUIDATION RIGHTS. Upon involuntary liquidation of the Company, each class of Preferred Stock is entitled, pari passu with each other class and in preference to the Common Stock, to the stated value thereof or, in the case of the No Par Serial Preferred Stock, the amount fixed as the consideration therefor in the resolution creating the series of No Par Serial Preferred Stock, in each case plus accrued of the Company dividends to the date of distribution.

      Upon voluntary liquidation of the Company, each outstanding series of No Par Serial Preferred Stock (other than the $7.70 Series and the $7.48 Series, which are entitled to $100 per share, and the Series 1992 Preferred Stock, which is entitled to $25 per share) and Serial Preferred Stock (other than the 7.00%, 6.00%, 5.00% and 5.40% Series, which are entitled to $100 per share) is entitled to an amount equal to the then current redemption price for such series and the 5% Preferred Stock is entitled to $110 per share, in each case plus accrued dividends to the date of distribution, pari passu with each other class and in preference to the Common Stock.

      Subject to the rights of each class of Preferred Stock (and to the rights of any other class of preferred stock hereafter authorized), the Common Stock alone is entitled to all amounts available for distribution upon liquidation of the Company other than those to be paid on each class of Preferred Stock.

      VOTING RIGHTS. The holders of the 5% Preferred Stock, Serial Preferred Stock and Common Stock are entitled to one vote for each share held on matters presented to shareholders generally. The holders of the No Par Serial Preferred Stock are entitled to such voting rights as are set forth in the Articles upon creation of each series. Certain series of No Par Serial Preferred Stock may not be entitled to vote on matters presented to shareholders generally, including the election of directors. During any periods when dividends on any class of Preferred Stock are in default in an amount equal to four full quarterly payments or more per share, the holders of all classes of Preferred Stock, voting as one class separately from the holders of the Common Stock, have the right to elect a majority of the full Board of Directors. No Preferred Stock dividends are in arrears at the date of this Prospectus.

      Holders of the outstanding shares of any class of Preferred Stock are entitled to vote as a class on certain matters, such as changes in the aggregate number of authorized shares of the class and certain changes in the designations, preferences, limitations or relative rights of the class. The vote of holders of at least two-thirds of each class of Preferred Stock is required prior to creating any new stock ranking prior thereto or altering its express terms to its prejudice. The vote of holders of a majority of all classes of Preferred Stock, voting as one class separately from the holders of the Common Stock, is required prior to merger or consolidation and prior to making certain unsecured borrowings and certain issuances of Preferred Stock.

      None of the Company's outstanding shares of capital stock has cumulative voting rights, which means that the holders of more than 50% of all outstanding shares entitled to vote for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares will not be able to elect any person or persons to the Board of Directors.

      None of the Company's outstanding shares of capital stock has any preemptive rights.

      VOTING ON CERTAIN TRANSACTIONS. Under the Articles, certain business transactions with a Related Person (as defined below), including a merger, consolidation or plan of exchange of the Company or its subsidiaries, or certain recapitalizations, or the sale or exchange of a substantial part of the assets of the Company or its subsidiaries, or any issuance of voting securities of the Company, will require in addition to existing voting requirements, approval by at least 80% of the outstanding Voting Stock (for purposes of this provision, Voting Stock is defined as all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered as one class). A Related Person includes any shareholder that is, directly or indirectly, the beneficial owner of 20% or more of the Voting Stock. The 80% voting requirement will not apply in the following instances:

      (a) The Related Person has no direct or indirect interest in the proposed transaction except as a shareholder;

      (b) The shareholders, other than the Related Person, will receive consideration for their Voting Stock having a fair market value per share at least equal to, or in the opinion of a majority of the Continuing Directors (as defined in the Articles) at least equivalent to, the highest per-share price paid by the Related Person for any Voting Stock acquired by it;

      (c) At least two-thirds of the Continuing Directors expressly approved in advance the acquisition of the Voting Stock that caused such Related Person to become a Related Person; or

      (d) The transaction is approved by at least two-thirds of the Continuing Directors.

      This provision of the Articles may be amended or replaced only upon the approval of the holders of at least 80% of the Voting Stock.

      CLASSIFICATION OF BOARD; REMOVAL. The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III, each class as nearly equal in number as possible. The directors in each class serve staggered three-year terms such that one-third (or as close thereto as possible) of the Board of Directors is elected each year. A vote of at least 80% of the votes entitled to be cast at an election of directors is required to remove a director without cause, and at least two-thirds of the votes entitled to be cast at an election of directors are required to remove a director for cause. Any amendment or revision of this provision requires the approval of at least 80% of the votes entitled to be cast at an election of directors.

                      DESCRIPTION OF ADDITIONAL BONDS

      GENERAL. Additional Bonds may be issued from time to time under the Company's Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the "Mortgage"), with The Chase Manhattan Bank (formerly known as Chemical Bank), as successor trustee (the "Mortgage Trustee"). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Mortgage unless otherwise noted.

      The Company assumed the Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company (the "Pacific Mortgage") and Utah Power & Light Company (the "Utah Mortgage") (each, a "Class "A" Mortgage") as the surviving corporation in its 1989 merger with PacifiCorp, a Maine corporation, and Utah Power & Light Company, a Utah corporation. The first mortgage bonds issued under these Class "A" Mortgages were secured by a first mortgage lien on certain properties owned by the particular company prior to the merger and on improvements, extensions and additions to, and renewals and replacements of, such properties. The Mortgage was a second mortgage lien on these properties. The Company is currently in the process of discharging the Pacific and Utah Mortgages, which discharge will be completed prior to the issuance of any Additional Bonds.

      The Mortgage provides that in the event of the merger or consolidation of another electric utility company with or into the Company or the conveyance or transfer to the Company by another such company of all or substantially all of such company's property that is of the same character as Property Additions under the Mortgage, an existing mortgage constituting a first lien on operating properties of such other company may be designated by the Company as an additional Class "A" Mortgage. (Section 11.06) Bonds thereafter issued pursuant to such additional mortgage would be Class "A" Bonds and could provide the basis for the issuance of Bonds under the Mortgage.

      The Company expects to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any Prospectus Supplement relating to such Additional Bonds, in denominations of $1,000 and any multiple thereof. They may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee, New York, New York. Any Additional Bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage.

      MATURITY AND INTEREST PAYMENTS. Reference is made to the Prospectus Supplement relating to any Additional Bonds for the date or dates on which such Bonds will mature; the rate or rates per annum at which such Bonds will bear interest; and the times at which such interest will be payable. These terms and conditions, as well as the terms and conditions relating to redemption and purchase referred to under "Redemption or Purchase of Additional Bonds" below, will be as established in or pursuant to resolutions of the Board of Directors of the Company at the time of issuance of the Additional Bonds.

      REDEMPTION OR PURCHASE OF ADDITIONAL BONDS. The Additional Bonds may be redeemable, in whole or in part, on not less than 30 days' notice either at the option of the Company or as required by the Mortgage. The Additional Bonds may be subject to repurchase at the option of the holder.

      Reference is made to the Prospectus Supplement relating to any Additional Bonds for the redemption or repurchase terms and other specific terms of such Bonds.

      If, at the time notice of redemption is given, the redemption moneys are not held by the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

      While the Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions. There is no sinking or analogous fund in the Mortgage.

      Cash deposited under any provisions of the Mortgage may be applied (with certain exceptions) to the redemption or repurchase of Bonds of any series. (Articles XII and XIII)

      SECURITY AND PRIORITY. The Bonds issued under the Mortgage will be secured by a first mortgage lien on certain utility property owned from time to time by the Company and/or Class "A" Bonds held by the Mortgage Trustee. The Lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions.

      There are excepted from the Lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; the Company's interest in the Wyodak Facility; and all properties that have been released from the Pacific Mortgage or the Utah Mortgage and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The Company has reserved the right, without any consent or other action by holders of Bonds of the Eighth Series or any subsequently created series of Bonds (including the Additional Bonds), to amend the Mortgage in order to except from the Lien of the Mortgage allowances allocated to steam-electric generating plants owned by the Company, or in which the Company has interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended.

      The Mortgage contains provisions subjecting after-acquired property to the Lien thereof. These provisions may be limited, at the option of the Company, in the case of consolidation or merger (whether or not the Company is the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to the Company or sale of substantially all of the Company's assets. In addition, after-acquired property may be subject to a Class "A" Mortgage, purchase money mortgages and other liens or defects in title. (Section 18.03)

      The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the holders of Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)

      ISSUANCE OF ADDITIONAL BONDS. The maximum principal amount of Bonds which may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of: (1) Class "A" Bonds (which need not bear interest) delivered to the Mortgage Trustee; (2) 70% of qualified Property Additions after adjustments to offset retirements; (3) retirement of Bonds or certain prior lien bonds; and/or (4) deposits of cash. With certain exceptions in the case of (1) and (3) above, the issuance of Bonds is subject to Adjusted Net Earnings of the Company for 12 consecutive months out of the preceding 15 months, before income taxes, being at least twice the Annual Interest Requirements on all

Bonds at the time outstanding, including the issue of Additional Bonds, all outstanding Class "A" Bonds held other than by the Mortgage Trustee or by the Company, and all other indebtedness secured by a lien prior to the Lien of the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Articles IV through VII)

      Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas. (Section 1.04)

      The issuance of Bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class "A" Bonds. (Sections 1.04 to 1.07 and 4.01 to 7.01)

      RELEASE AND SUBSTITUTION OF PROPERTY. Property subject to the Lien of the Mortgage may be released upon the basis of: (1) the release of such property from the Lien of a Class "A" Mortgage; (2) the deposit of cash or, to a limited extent, purchase money mortgages; (3) Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or (4) waiver of the right to issue Bonds. Cash may be withdrawn upon the bases stated in (1), (3) and (4) above. Property that does not constitute Funded Property may be released without funding other property. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Sections 1.05, 7.02, 7.03, 9.05, 10.01 to 10.04 and
13.03 to 13.09)

      CERTAIN COVENANTS. The Mortgage contains a number of covenants by the Company for the benefit of bondholders, including provisions requiring the Company to maintain the Mortgaged and Pledged Property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX; Section 9.06)

      DIVIDEND RESTRICTIONS. The Mortgage provides that the Company may not declare or pay dividends (other than dividends payable solely in shares of Common Stock) on any shares of Common Stock if, after giving effect to such declaration or payment, the Company would not be able to pay its debts as they become due in the usual course of business. (Section 9.07) Reference is made to the notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-K incorporated by reference herein for information relating to other restrictions.

      FOREIGN CURRENCY DENOMINATED BONDS. The Mortgage authorizes the issuance of Bonds denominated in foreign currencies, provided that the Company deposits with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of such deposit, a financial rating at least as high as that of the Company that, in the opinion of an independent expert, gives the Company at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. The Company believes that such a currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant Bonds, holders of such Bonds would have a claim on the assets of the Company which is greater than that to which holders of dollar-denominated Bonds issued at the same time would be entitled.

      THE MORTGAGE TRUSTEE. The Chase Manhattan Bank acts as lender and agent under loan agreements with the Company and affiliates of the Company, and serves as trustee under indentures and other agreements involving the Company and its affiliates.

      MODIFICATION. The rights of bondholders may be modified with the consent of holders of 60% of the Bonds, or, if less than all series of Bonds are adversely affected, the consent of the holders of 60% of the series of Bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the Lien or reducing the percentage required for modification is effective against any bondholder without the consent of such holder. (Article XXI)

      Unless there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class "A" Bonds held by it with respect to any amendment of the applicable Class "A" Mortgage proportionately with the vote of the holders of all Class "A" Bonds then actually voting. (Section 11.03)

      DEFAULTS AND NOTICE THEREOF. Defaults are defined in the Mortgage as: default in payment of principal; default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any Bonds; default in payment of principal or interest with respect to certain prior lien bonds; certain events in bankruptcy, insolvency or reorganization; default in other covenants for 90 days after notice; and the existence of any default under a Class "A" Mortgage which permits the declaration of the principal of all of the bonds secured by such Class "A" Mortgage and the interest accrued thereupon due and payable. (Section 15.01) An effective default under any Class "A" Mortgage or under the Mortgage will result in an effective default under all such mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of Bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)

      The Mortgage Trustee or the holders of 25% of the Bonds may declare the principal and interest due and payable on Default, but a majority may annul such declaration if such Default has been cured. (Section 15.03) No holder of Bonds may enforce the Lien of the Mortgage without giving the Mortgage Trustee written notice of a Default and unless the holders of 25% of the Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (Section

15.16) The holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)

                  DESCRIPTION OF UNSECURED DEBT SECURITIES

GENERAL

      The Unsecured Debt Securities may be issued from time to time in one or more series under an indenture or indentures (each, an "Indenture"), between the Company and the trustees named below, or other bank or trust company to be named as trustee (each, an "Indenture Trustee"). The Unsecured Debt Securities will be unsecured obligations of the Company. If so provided in the Prospectus Supplement, the Unsecured Debt Securities will be subordinated obligations of the Company ("Subordinated Debt Securities"). Except as may otherwise be described in the Prospectus Supplement, Subordinated Debt Securities will be issued under the Indenture, dated as of May 1, 1995, as supplemented (the "Subordinated Indenture"), between the Company and The Bank of New York, as trustee. Except as may otherwise be described in the Prospectus Supplement, Unsecured Debt Securities other than Subordinated Debt Securities will be issued under an Indenture, dated as of August 1, 1996 (the "Unsecured Indenture"), between the Company and The Chase Manhattan Bank, as Trustee. Except as otherwise specified herein, the term "Indenture" includes the Subordinated Indenture and the Unsecured Indenture.

      The following summary is subject to the provisions of and is qualified by reference to the Indenture, which is filed as an exhibit to or incorporated by reference in the Registration Statement. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

      The Indenture provides that Unsecured Debt Securities may be issued from time to time in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors. (Section 2.01) The Indenture does not limit the aggregate principal amount of Unsecured Debt Securities which may be issued thereunder. The Company's Articles limit the amount of unsecured debt that the Company may issue to the equivalent of 30% of the total of all secured indebtedness and total equity. At March 31, 1996, approximately $874 million of unsecured debt was outstanding and approximately $1.3 billion of additional unsecured debt could have been issued under this provision. The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Unsecured Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control.

      Reference is made to the Prospectus Supplement which will accompany this Prospectus for the following terms of the series of Unsecured Debt Securities being offered thereby: (i) the specific title of such Unsecured Debt Securities; (ii) any limit on the aggregate principal amount of such Unsecured Debt Securities; (iii) the date or dates on which the principal of such Unsecured Debt Securities is payable; (iv) the rate or rates at which such Unsecured Debt Securities will bear interest or the manner of calculation of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the period or periods within which, the price or prices at which and the terms and conditions upon which such Unsecured Debt Securities may be redeemed, in whole or in part, at the option of the Company; (vii) the obligation, if any, of the Company to redeem or purchase such Unsecured Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods, the price or prices at which and the terms and conditions upon which such Unsecured Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such obligation; (viii) the form of such Unsecured Debt Securities; (ix) if other than denominations of $1,000 (except with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, in which case other than denominations of $25) or, in either case, any integral multiple thereof, the denominations in which such Unsecured Debt Securities shall be issuable; (x) whether such Unsecured Debt Securities are issuable as a global security, and in such case, the identity of the depository; and
(xi) any and all other terms with respect to such series. (Section 2.01.) For Subordinated Debt Securities issued pursuant to the Subordinated Indenture, the applicable Prospectus Supplement will also describe (a) the right, if any, to extend the interest payment periods and the duration of such extension and (b) the subordination terms of the Subordinated Debt Securities to the extent such subordination terms vary from those described under "--Subordination" below.

SUBORDINATION

      The Subordinated Indenture provides that Subordinated Debt Securities are subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company as provided in the Subordinated Indenture. No payment of principal of (including redemption and sinking fund payments), or premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon payment by the Company or any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due on all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities (including the Subordinated Debt Securities to be offered hereby) are paid in full. (Sections 14.01 to 14.04 of the Subordinated Indenture)

      The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

      (a) all indebtedness of the Company evidenced by notes (including indebtedness owed to banks), debentures, bonds or other securities sold by the Company for money;

      (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

      (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debt Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions contained in the Subordinated Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.01 of the Subordinated Indenture)

      The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of March 31, 1996, Senior Indebtedness of the Company aggregated approximately $3.7 billion.

      As the Subordinated Debt Securities will be issued by the Company, the Subordinated Debt Securities effectively will be subordinate to all obligations of the Company's subsidiaries, and the rights of the Company's creditors, including holders of Bonds issued under the Mortgage, Subordinated Debt Securities and any other Unsecured Debt Securities issued by the Company, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations.

CERTAIN COVENANTS OF THE COMPANY

      If, with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute an Event of Default under the Indenture, as described under " - Events of Default" below, or the Company exercises its option to extend the interest payment period described in clause (a) in the last sentence under " General" above, the Company will not, until all defaulted interest on the Subordinated Debt Securities and all interest accrued on the Subordinated Debt Securities during any such extended interest payment period and all principal and premium, if any, then due and payable on the Subordinated Debt Securities shall have been paid in full, (i) declare, set aside or pay any dividend or distribution on any capital stock of the Company, including the Common Stock, except for dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of its capital stock (except by conversion into or exchange for shares of its capital stock and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of the Company or any of its subsidiaries and except for mandatory redemption or sinking fund payments with respect to any series of Preferred Stock that are subject to mandatory redemption or sinking fund requirements, provided that the aggregate stated value of all such series of Preferred Stock outstanding at the time of any such payment does not exceed five percent of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Company and then outstanding and (2) the capital and surplus of the Company to be stated on the books of account of the Company after giving effect to such payment); provided, however, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision. (Section 4.06 of the Subordinated Indenture) As of March 31, 1996, the aggregate stated value of such series of Preferred Stock outstanding was approximately $219 million, which represented approximately three percent of the aggregate of clauses (1) and (2) above at such date.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

      Each series of Unsecured Debt Securities will be issued in registered form and in certificated form or will be represented by one or more global securities. If not represented by one or more global securities, Unsecured Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Unsecured Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 2.05) If a Prospectus Supplement refers to any transfer agent (in addition to the registrar) initially designated by the Company with respect to any series of Unsecured Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. (Section 4.02) The Company may at any time designate additional transfer agents with respect to any series of Unsecured Debt Securities. The Unsecured Debt Securities may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith. (Section 2.05)

      In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange any Unsecured Debt Security during a period beginning at the opening of business 15 days before any selection for redemption of Unsecured Debt Securities of like tenor and of the series of which such Unsecured Debt Security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Unsecured Debt Securities of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Unsecured Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Unsecured Debt Security being redeemed in part. (Section 2.05)

PAYMENT AND PAYING AGENTS

      Unless otherwise indicated in the Prospectus Supplement, payment of principal of and premium (if any) on any Unsecured Debt Security will be made only against surrender to the Paying Agent of such Unsecured Debt Security. Unless otherwise indicated in the Prospectus Supplement, principal of and any premium and interest, if any, on Unsecured Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payments on the Unsecured Debt Securities may be made (i) by checks mailed by the Indenture Trustee to the holders entitled thereto at their registered addresses as specified in the Register for such Unsecured Debt Securities or (ii) to a holder of $1,000,000 or more in aggregate principal amount of such Unsecured Debt Securities who has delivered a written request to the Indenture Trustee at least 14 days prior to the relevant payment date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to such designated account; provided that, in either case, the payment of principal with respect to any Unsecured Debt Security will be made only upon surrender of such Unsecured Debt Security to the Indenture Trustee. Unless otherwise indicated in the Prospectus Supplement, payment of interest on a Unsecured Debt Security on any Interest Payment Date will be made to the person in whose name such Unsecured Debt Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for such interest payment. (Sections 2.03 and 4.03)

      The Company will act as Paying Agent with respect to the Unsecured Debt Securities. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Unsecured Debt Securities. (Sections 4.02 and 4.03)

      All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium, if any, or interest on any Unsecured Debt Security of any series that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to the Company and the holder of such Unsecured Debt Security will thereafter look only to the Company for payment thereof. (Section 11.06)

GLOBAL DEBENTURES

      If any Unsecured Debt Securities of a series are represented by one or more global securities, the Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Unsecured Debt Security may exchange such interests for Unsecured Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and premium, if any, and interest on a global Unsecured Debt Security will be payable in the manner described in the Prospectus Supplement. (Section 2.11)

      The specific terms of the depository arrangement with respect to any portion of a series of Unsecured Debt Securities to be represented by a global Unsecured Debt Security will be described in the Prospectus Supplement.

AGREED TAX TREATMENT

      The Subordinated Indenture provides that each holder of a Subordinated Debt Securities, each person that acquires a beneficial ownership interest in a Subordinated Debt Securities and the Company agree that for United States federal, state and local tax purposes it is intended that such Subordinated Debt Security constitute indebtedness. (Section
13.12 of the Subordinated Indenture)

MODIFICATION OF THE INDENTURE

      The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Unsecured Debt Securities of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Unsecured Debt Securities; provided that no such modification may, without the consent of the holder of each outstanding Unsecured Debt Security affected thereby,

(i) extend the fixed maturity of any Unsecured Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, (ii) reduce the percentage of Unsecured Debt Securities, the holders of which are required to consent to any such supplemental indenture or, in the case of the Unsecured Indenture,
(iii) reduce the percentage of Unsecured Debt Securities, the holders of which are required to waive any default and its consequences or modify any provision of the Indenture relating to the percentage of Unsecured Debt Securities (except to increase such percentage) required to rescind and annul any declaration of principal due and payable upon an Event of Default. (Section 9.02)

      In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Unsecured Debt Securities (including the Unsecured Debt Securities being offered hereby), any supplemental indenture for certain other usual purposes, including the creation of any new series of Unsecured Debt Securities. (Sections 2.01, 9.01 and 10.01)

EVENTS OF DEFAULT

      The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Unsecured Debt
Securities:

      (a) failure for 30 days (except with respect to Subordinated Debt Securities issued under the Subordinated Indenture, in which case failure for 10 days) to pay interest on the Unsecured Debt Securities of that series when due; or

      (b) failure to pay principal of or premium, if any, on the Unsecured Debt Securities of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking or analogous fund payment established with respect to that series; or

      (c) failure to observe or perform any other covenant (other than those specifically relating to one or more other series) contained in the Indenture under which Unsecured Debt Securities of that series were issued for 90 days after notice; or

      (d) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of the Company under the Federal Bankruptcy Code or any other similar applicable federal or state law, and such decree or order shall have continued unvacated and unstayed for a period of 90 days; an involuntary case shall be commenced under such Code in respect of the Company and shall continue undismissed for a period of 90 days or an order for relief in such case shall have been entered and, in the case of the Unsecured Indenture, such order shall have continued unvacated and unstayed for a period of 90 days; or a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment on the ground of insolvency or bankruptcy of a receiver, custodian, liquidator, trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force unvacated and unstayed for a period of 90 days; or

      (e) the Company shall institute proceedings to be adjudicated a voluntary bankrupt, shall consent to the filing of a bankruptcy proceeding against it, shall file a petition or answer or consent seeking liquidation or reorganization under the Federal Bankruptcy Code or other similar applicable federal or state law, shall consent to the filing of any such petition or shall consent to the appointment on the ground of insolvency or bankruptcy of a receiver or custodian or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors. (Section 6.01)

      The holders of a majority in aggregate outstanding principal amount of any series of the Unsecured Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for that series. (Section 6.06) The applicable Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Unsecured Debt Securities may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with such Indenture Trustee. (Sections 6.01 and 6.06)

      The holders of a majority in aggregate outstanding principal amount of all series of the Unsecured Debt Securities issued under the Indenture and affected thereby may, on behalf of the holders of all the Unsecured Debt Securities of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 6.06.) The Company is required to file annually with the applicable Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d))

CONSOLIDATION, MERGER AND SALE

      The Indenture does not contain any covenant which restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 10.01)

DEFEASANCE AND DISCHARGE

      Under the terms of the Indenture, the Company will be discharged from any and all obligations under the Indenture in respect of the Unsecured Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Unsecured

Debt Securities, replace stolen, lost or mutilated Unsecured Debt Securities, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Indenture Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Unsecured Debt Securities of such series on the dates such payments are due in accordance with the terms of such Unsecured Debt Securities and, if, among other things, such Unsecured Debt Securities are not due and payable, or are not to be called for redemption, within one year, the Company delivers to the Indenture Trustee an Opinion of Counsel to the effect that the holders of Unsecured Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. In addition to discharging certain obligations under the Indenture as stated above, if (a) the Company delivers to the Indenture Trustee an Opinion of Counsel (in lieu of the Opinion of Counsel referred to above) to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of Subordinated Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (iii) such deposit shall not result in the Company, the Indenture Trustee or the trust resulting from the defeasance being deemed an investment company under the Investment Company Act of 1940, as amended and, (b) in the case of the Unsecured Indenture, no event or condition shall exist that would prevent the Company from making payments of the principal of (and premium, if any) or interest on the Securities on the date of such deposit or at any time during the period ending on the ninety-first day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period), then, in such event, the Company will be deemed to have paid and discharged the entire indebtedness on the Unsecured Debt Securities of such series. In the event of any such defeasance and discharge of Unsecured Debt Securities of such series, holders of Unsecured Debt Securities of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Unsecured Debt Securities of such series. (Sections 11.01, 11.02 and 11.03 of the Indenture)

GOVERNING LAW

      The Indenture and the Unsecured Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.04)

INFORMATION CONCERNING THE INDENTURE TRUSTEE

      The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Unsecured Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02) The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01)

      The Bank of New York and The Chase Manhattan Bank serve as trustees and agents under agreements involving the Company and its affiliates.

MISCELLANEOUS

      The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11 of the Subordinated Indenture and Section 13.10 of the Unsecured Indenture)

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

      The ratios of earnings to fixed charges of the Company for the years ended December 31, 1991 through 1995 and for the three months ended March 31, 1996, calculated as required by the Commission, are 2.4x, 1.6x, 2.5x, 3.0x, 2.9x and 2.7x, respectively. Excluding the effect of special charges, the ratio was 1.9x for the year 1992. For the purpose of computing such ratios, "earnings" represents the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed losses (income) of less than 50% owned affiliates without loan guarantees. "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations.

             CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED
                   CHARGES AND PREFERRED STOCK DIVIDENDS

      The ratios of earnings to combined fixed charges and preferred stock dividends of the Company for the years ended December 31, 1991 through 1995 and for the three months ended March 31, 1996, calculated as required by the Commission, are 2.2x, 1.4x, 2.2x, 2.6x, 2.5x and 2.4x, respectively. Excluding the effect of special charges, the ratio was 1.8x for the year 1992. For the purpose of computing such ratios, "earnings" represents the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and
(e) undistributed losses (income) of less than 50% owned affiliates without loan guarantees. "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations. "Preferred stock dividends" represents preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations.

                            PLAN OF DISTRIBUTION

      The Company may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement with respect to the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      If underwriters are involved in the sale of any Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in such Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

      If a dealer is used in the sale of any Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the Prospectus Supplement relating to such offering.

      The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such offer or sale. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

      If sold through agents, the Additional Common Stock may be sold from time to time through such agents, by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the NYSE, the PSE or other stock exchanges on which the Common Stock is admitted to trading privileges (the "Exchanges"), in which such agent may attempt to sell the Additional Common Stock as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the floor of the Exchanges or "exchange distributions" and "special offerings" in accordance with the rules of the Exchanges or (iv) a combination of any such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the Exchanges and at negotiated prices related to prevailing market prices in the case of transactions off the floor of the Exchanges. In connection therewith, distributors' or sellers' commissions may be paid or allowed that will not exceed those customary in the types of transactions involved. If an agent purchases Additional Common Stock as principal, such stock may be resold by any of the methods of sale described above.

      From time to time an agent may conduct a "fixed price offering" of Additional Common Stock covered by this Prospectus off the floor of the Exchanges. In such case, such agent would purchase a block of shares from the Company and would form a group of selected dealers to participate in the resale of the shares. Any such offering would be described in the Prospectus Supplement setting forth the terms of the offering and the number of shares being offered. It is also possible that an agent may conduct from time to time "special offerings" or "exchange distributions" in accordance with the rules of the Exchanges. Any such offering or distribution would be described in the Prospectus Supplement at the time thereof.

      If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

      Certain of the underwriters, dealers or agents and their associates may be customers of, engage in the transactions with or perform services for the Company and its affiliates in the ordinary course of business.

      The Company will indicate in a Prospectus Supplement the extent to which it anticipates that a secondary market for the Securities will be available.

      Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of such Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to certain conditions, the Company may agree to indemnify the several underwriters, dealers or agents and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments any such person may be required to make in respect thereof.

                               LEGAL OPINIONS

      The validity of the Securities will be passed upon for the Company by Stoel Rives LLP, counsel to the Company, 700 NE Multnomah, Suite 950, Portland, Oregon 97232, and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004. John M. Schweitzer and John Detjens III, who are assistant secretaries of the Company, are partners in the firm of Stoel Rives LLP.

                                  EXPERTS

      The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein (which report with respect to the Form 10-K for the year ended December 31, 1995 expresses an unqualified opinion and includes an explanatory paragraph relating to changes adopted in accounting for income taxes and other postretirement benefits), and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

      With respect to any unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement of which this Prospectus is a part prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           Registration fee.........................................    $294,308
          *Fees of state regulatory authorities.....................       2,500
          *Counsel fees.............................................     345,000
          *Accountants' fees........................................      60,000
          *Stock exchange listing fees..............................      60,000
          *Trustee fees.............................................      25,000
          *Rating agency fees.......................................     150,000
          *Indenture recording fees.................................      45,000
          *Blue sky expenses........................................       5,000
          *Printing and delivery of registration statement,
             prospectus, certificates, etc..........................     150,000
          *Miscellaneous expenses...................................      63,192
                                                                      ----------

               Total................................................  $1,200,000
- -------------------

* Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Second Restated Articles of Incorporation as amended ("Restated Articles"), and Bylaws, as amended ("Bylaws"), require the Company to indemnify directors and officers to the fullest extent not prohibited by law. The right to and amount of indemnification ultimately will be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. It is likely, however, that the Restated Articles would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act ("OBCA"). The effect of the OBCA is summarized as follows:

            (a) The OBCA permits the Company to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, other than an action by or in the right of the Company, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

            (b) The OBCA permits the Company to grant a right of indemnification in respect of any proceeding by or in the right of the Company against the reasonable expenses (including attorneys' fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be granted if such person is adjudged to be liable to the Company unless permitted by a court.

            (c) Under the OBCA, the Company may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following:
      (i) the Board of Directors, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (ii) if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel selected by the Board of Directors or the committee thereof, as described in (i) and (ii) above, or (iv) by the shareholders. Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (i) through (iv) above, except that if the determination of such indemnification's permissibility is made by special counsel, then the determination of the reasonableness of such expenses is to be made by those entitled to select special counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

            (d) Under the OBCA, the Company may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of the director's or officer's good faith belief that he or she has met the prescribed standard of conduct and (ii) a written undertaking to repay the advance if it is ultimately determined that such person did not meet the standard of conduct.

      The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise. Resolutions adopted by the Company's Board of Directors require the Company to indemnify directors and officers of the Company to the fullest extent permitted by law and are intended to create an obligation to indemnify to the fullest extent a court may find to be consistent with public policy considerations.

      The Company has directors' and officers' liability insurance coverage which insures directors and officers of the Company against certain liabilities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a) Exhibits

          A list of exhibits included as part of this Registration Statement is set forth in an Exhibit Index, which immediately precedes such exhibits.

      (b) Financial Statement Schedules

          None

ITEM 17.  UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section
            10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events
            arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement provided, however, that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to
            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and
            (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on July 29, 1996.

                                       PACIFICORP


                                       By: RICHAD T. O'BRIEN
                                           -------------------------------
                                           Richard T. O'Brien
                                           Senior Vice President and
                                           Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons on July 29, 1996 in the capacities indicated.

           Signature                               Title
           ---------                               -----

    *FREDERICK W. BUCKMAN              President, Chief Executive Officer
- ----------------------------------     and Director
     Frederick W. Buckman


     RICHARD T. O'BRIEN                Senior Vice President and Chief
- ----------------------------------     Financial Officer (also Chief
     Richard T. O'Brien                Accounting Officer)


    *KATHRYN A. BRAUN                  Director
- ----------------------------------
     Kathryn A. Braun


    *C. TODD CONOVER                   Director
- ----------------------------------
     C. Todd Conover


    *NOLAN E. KARRAS                   Director
- ----------------------------------
     Nolan E. Karras


    *KEITH R. McKENNON                 Director
- ----------------------------------
     Keith R. McKennon
        (Chairman)

    *ROBERT G. MILLER                  Director
- ----------------------------------
     Robert G. Miller


    *VERL R. TOPHAM                    Director
- ----------------------------------
     Verl R. Topham


    *DON M. WHEELER                    Director
- ----------------------------------
     Don M. Wheeler


    *NANCY WILGENBUSCH                 Director
- ----------------------------------
     Nancy Wilgenbusch


    *PETER I. WOLD                     Director
- ----------------------------------
     Peter I. Wold



*By RICHARD T. O'BRIEN
    ------------------------------
    Richard T. O'Brien
    (Attorney-in-Fact)

                               EXHIBIT INDEX

Exhibit                                                              Sequential
  No.                          Description                            Page No.
  ---                          -----------                            --------

 *1(a)  Form of Underwriting Agreement relating to Additional
        Common Stock (Exhibit (1)(b), File No. 33-49607).

 *1(b)  Form of Underwriting Agreement relating to Additional
        Preferred Stock (Exhibit (1), File No. 33-41983).

 *1(c)  Form of Underwriting Agreement relating to Additional
        Bonds (Exhibit (1)(a), File No. 33-49607).

 *1(d)  Form of Underwriting Agreement relating to Unsecured
        Debt Securities (Exhibit (1)(b), File No. 33-55309).

 *4(a)  Second Restated Articles of Incorporation of the
        Company, as amended (Exhibit (3)a, Form 10-K for fiscal year ended December 31, 1992, File No.
        1-5152).

 *4(b)  Form of Certificate evidencing Common Stock (Exhibit
        4-A to Form 8-B, File No. 1-5152).

 *4(c)  Form of Certificate evidencing No Par Serial
        Preferred Stock (Exhibit 4-D to Form 8-B, File No.
        1-5152).

 *4(d)  Bylaws of the Company (as restated and amended
        November 17, 1993) (Exhibit (3)b, Form 10-K for fiscal year ended December 31, 1993, File No.
        1-5152).

 *4(e) Mortgage and Deed of Trust dated as of January 9, 1989 between the Company and Morgan Guaranty Trust Company of New York (The Chase Manhattan Bank (formerly Chemical Bank), successor), Trustee, as supplemented and modified by eleven Supplemental Indentures (Exhibit 4-E, Form 8-B, File No. 1-5152; Exhibit (4)(b), File No. 33-31861; Exhibit (4)(a), Form 8-K dated January 9, 1990, File No. 1-5152;
        Exhibit 4(a), Form 8-K dated September 11, 1991, File No. 1-5152; Exhibit 4(a), Form 8-K dated January 7, 1992, File No. 1-5152; and Exhibit 4(a), Form 10-Q for the quarter ended March 31, 1992, File No. 1-5152; and Exhibit 4(a), Form 10-Q for the quarter ended September 30, 1992, File No. 1-5152;

Exhibit                                                              Sequential
  No.                          Description                            Page No.
  ---                          -----------                            --------

        Exhibit 4(a), Form 8-K dated April 1, 1993, File No. 1-5152; Exhibit 4(a), Form 10-Q for the quarter ended September 30, 1993, File No. 1-5152; Exhibit 4(a), Form 10-Q for the quarter ended June 30, 1994, File No. 1-5152; Exhibit 4(b), Form 10-K for fiscal year ended December 31, 1994, File No. 1-5152; and Exhibit
        (4)b, Form 10-K for the fiscal year ended December 31, 1995, File No. 1-5152).

 *4(f)  Form of First Mortgage Bond (Exhibit (4)(h), File
        No. 33-26517).

 *4(g) Indenture dated as of May 1, 1995 between the Company and The Bank of New York, as Trustee, as supplemented by two Supplemental Indentures (Exhibit (4)(a), File
        No. 333- 03357).

 *4(h)  Third Supplemental Indenture to Indenture dated as of
        June 1, 1996.

 *4(i)  Form of Supplemental Indenture to Subordinated
        Indenture to be used in connection with the issuance of Subordinated Debt Securities (Exhibit 4(d), File
        No. 33-58569).

 *4(j)  Form of Subordinated Debt Securities (included in
        Exhibit 4(g) above).

  4(k)  Form of Indenture between the Company and The Chase
        Manhattan Bank, as Trustee, relating to Unsecured
        Debt Securities other than Subordinated Debt
        Securities.

  4(l)  Form of Unsecured Debt Security other than
        Subordinated Debt Securities (included in Exhibit
        4(k) above).

  5     Opinion of Stoel Rives LLP.

*12(a)  Statements re Computation of Ratios of Earnings to
        Fixed Charges (Exhibit 12(a), Form 10-Q for the quarter ended March 31, 1996, File No. 1-5152).

Exhibit                                                              Sequential
  No.                          Description                            Page No.
  ---                          -----------                            --------

*12(b)  Statements re Computation of Ratios of Earnings to
        Combined Fixed Charges and Preferred Stock Dividends.
        (Exhibit 12(b), Form 10-Q for the quarter ended March
        31, 1996, File No. 1-5152).

 15     Letter re Unaudited Interim Financial Information.

 23(a)  Consent of Deloitte & Touche LLP.

 23(b) Consent of Stoel Rives LLP (included in Exhibit 5 above).

 24     Powers of Attorney.

 25(a) Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture dated as of May 1, 1995 relating to Subordinated Debt Securities, as supplemented, between the Company and The Bank of New York.

 25(b) Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank, as Trustee under the Indenture relating to Debt Securities other than Subordinated Debt Securities, between the Company and The Chase Manhattan Bank.

25(c) Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank, as Trustee, under the Mortgage and Deed of Trust, dated as of January 9, 1989 between the Company and Morgan Guaranty Trust Company of New York (The Chase Manhattan Bank (formerly Chemical Bank), successor), Trustee, as supplemented and modified, relating to First Mortgage Bonds.


- ------------------

*  Incorporated by reference.


                             II-9